Exhibit 99.1

EQUITRANS MIDSTREAM CORRECTION TO SECOND QUARTER 2022 EARNINGS CALL DISCUSSION

Canonsburg, PA (August 2, 2022) – Equitrans Midstream Corporation (NYSE: ETRN) is issuing a correction to information discussed during its earnings call earlier today. On the call, ETRN discussed proposed legislation, a summary of which was released yesterday and has been the subject of widespread news coverage (Proposed Energy Permitting Provisions). The Proposed Energy Permitting Provisions relate to improving the energy infrastructure permitting process and specifically mention the Mountain Valley Pipeline project. ETRN incorrectly referred to the Proposed Energy Permitting Provisions as the Federal Permitting Reform and Jobs Act, a previous, separate legislative proposal introduced last year.

About Equitrans Midstream Corporation:

Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and, as the parent company of EQM Midstream Partners, is one of the largest natural gas gatherers in the United States. Through its strategically located assets in the Marcellus and Utica regions, ETRN has an operational focus on gas transmission and storage systems, gas gathering systems, and water services that support natural gas development and production across the Basin. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 with the vision to be the premier midstream services provider in North America. ETRN is helping to meet America’s growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work.

For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com; and to learn more about our environmental, social, and governance practices visit ETRN Sustainability Reporting.

Analyst inquiries:

Nate Tetlow – Vice President, Corporate Development and Investor Relations

412.553.5834

ntetlow@equitransmidstream.com

Media inquiries:

Natalie A. Cox – Communications and Corporate Affairs

412.395.3941

ncox@equitransmidstream.com

Source: Equitrans Midstream Corporation